SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 8, 2004

Speedemissions, Inc.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-49688 (Commission File Number)	33-0961488 (I.R.S. Employer Identification No.)

1139 Senoia Road, Suite B Tyrone, Georgia 30290 (Address of principal executive offices) (zip code)

(770) 306-7667 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Item 1.01.   Entry into a Material Definitive Agreement

On November 5, 2004, we entered into a letter agreement ("Agreement') with The Research Works, Inc. ("RW",) to provide equity research services with respect to our common stock. RW is an independent research firm specializing in securities research. We have no prior material relationship with RW. The term of the Agreement shall be one year after the release of the first RW equity research report.

In consideration of RW's services, we have issued a total of 312,500 unregistered and restricted shares of our common stock to RW and its assigns. The entire payment is refundable to us in the following cases: if we cancel this Agreement for any reason within five business days of entering into it, or if RW fails to release its initial report on time through no fault of ours. After release of the initial report, a percentage of our payment shall be refunded to us based on the number of days elapsed since the Agreement was executed in the following cases: if we terminate the Agreement for cause, or if RW terminates the Agreement without cause.

Item 3.02   Unregistered Sales of Equity Securities

In connection with the agreement described in Item 1.01, we have agreed to issue a total of 312,500 shares of common stock, restricted in accordance with Rule 144, to three unrelated companies, as payment for services performed for us by one of the payees. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investors were accredited investors.

EXHIBITS

Item No.	Description

10.1	Equity Research Agreement with The Research Works, Inc., dated as of October 29, 2004

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 8, 2004	Speedemissions, Inc.,
a Florida corporation

/s/ Richard A. Parlontieri
By: Richard A. Parlontieri
Its: President

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